EXHIBIT 3

Vote For all of ADP’s 10 Highly Qualified Directors on the White Proxy Card today. ADP has delivered superior total shareholder return How to Vote

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ADP: Driving Superior Results. Vote the WHITE Proxy Card Today

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ADP's Board of Directors and leadership team are executing on a thoughtful and focused transformation strategy that is working – positioning the Company for long-term growth. We ask for your support in this important election.

Strong Track Record of Performance

Continuous Investment in Technology and Innovation

A Winning, Transformational Strategy

Best-In-Class Board & Governance

Vote **FOR** all of ADP's 10 Highly Qualified Directors on the **WHITE** Proxy Card Today.

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A Message from ADP's Leadership


ADP: Driving Superior Results
Carlos Rodriguez
President and CEO

ADP Has Delivered Superior Total Shareholder Return


Delivering Superior Total Shareholder Returns
Since 11/9/2011 (Board's Appointment of Carlos Rodriguez to CEO)
203%
153%
128%
ADP1,2
HCM-Related Players3,4
S&P 500 Index4

Sources: Bloomberg, Capital IQ
Notes:
1. Assumes ADP's 7/27/17 intraday price of $111.65 as of 12:00PM, which is the assumed ADP "uneffected" price; assumes shareholders have held their CDK shares since it was spun off from ADP on October 1, 2014 and all ADP and CDK dividends have been reinvested on the ex-dividend date
2. Market data as of close on 7/26/17 results in 175% TSR (excludes CDK reinvestment)
3. ADP does not have a direct competitor set. The peer set of HCM-Related Players reflects the broadest set of firms that either solely or partially compete in the HCM landscape ranging from early stage companies with narrow product sets to large cap software companies; market capitalization weighted: Benefitfocus; Cornerstone OnDemand; IBM; Insperity; Intuit; Microsoft; Oracle; Paychex; Paycom; Paylocity; SAP; The Sage Group; TriNet; Ultimate; Workday
4. Market data as of close on 7/26/17

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